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EXHIBIT 99

U S WEST, Inc.
7800 East Orchard Road
Englewood, CO  80111
303 793-6500

NEWS RELEASE


Release Date:   September 22, 1995

Contact:        Steve Lang, 303-754-5441
                Lois Leach, 303-793-6355

     U S WEST FILES TO STOP TIME WARNER-TURNER MERGER

   - Proposed merger violates Time Warner Entertainment
                  Partnership Agreement -

       - Would create numerous conflicts of interest
                    for Time Warner -

ENGLEWOOD, Colo. - U S WEST (NYSE:USW) today asked the Delaware
Chancery Court to prevent the proposed merger of Time Warner and Turner Broadcasting.

In its complaint, U S WEST says the agreements under which U S WEST was admitted to the Timer Warner Entertainment partnership include covenants that prohibit the partners from competing with each other.

U S WEST says that the Time Warner Entertainment partnership is a competitor of Turner Broadcasting, and that ownership of Turner by Time Warner would pose conflicts for Time Warner.

When the Time Warner Entertainment Partnership was formed, it was the expressed intent of the partners to carry out cable, programming and filmed entertainment through one vehicle, U S WEST said. The proposed merger will create endless operational and legal problems in terms of conflicts and business opportunities, according to the company.


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For example, Time Warner would be required to decide whether New
Line Cinema, which it would own outright, or Warner Bros., of which it owns 75 percent, should make a particular film or buy a particular script, U S WEST said.

"We have had continuing discussions with Time Warner about these issues since the Turner merger first surfaced," said Richard
McCormick, chairman and CEO of U S WEST.

"We have explained our concerns to Time Warner that the separate legal and economic structures of Time Warner Inc. and Time Warner Entertainment will make the potential synergies of the Turner merger difficult to realize and will create innumerable conflicts of interest and violations of fiduciary obligations," McCormick said. "We continue to be available to meet to resolve these issues."

McCormick added, "We believe that to protect the rights of our shareowners we had no choice but to file this complaint."

U S WEST is in the connections business, helping customers share information, communications and entertainment services in local markets worldwide.

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